Marathon Petroleum Corporation Reports First-Quarter 2017 Results

•	Reported first-quarter earnings of $30 million, or $0.06 per diluted share

•	Completed the largest slate of quarterly turnaround activity in MPC history

•	Executed first dropdown of strategic plan with contribution of terminal, pipeline and storage assets to MPLX

•	Returned $610 million of capital to shareholders, including $420 million of share repurchases

FINDLAY, Ohio, Apr. 27, 2017 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2017 first-quarter earnings of $30 million, or $0.06 per diluted share, compared with $1 million, or less than one cent per diluted share, in the first quarter of 2016. The 2016 earnings included a charge of $0.04 per diluted share related to a goodwill impairment recorded by MPLX LP (NYSE: MPLX), MPC’s consolidated subsidiary, and a charge of $0.02 per diluted share to value inventories at the lower of cost or market.

MPC’s first-quarter 2017 results reflect solid contributions from the Speedway and Midstream segments offsetting weak product price realizations and substantial turnaround activity in the Refining & Marketing segment. The turnaround activity for the quarter was the largest in MPC history and was completed ahead of schedule, under budget and with exemplary safety and environmental performance.

“With this turnaround activity at our three Gulf Coast refineries complete, we are positioned to take advantage of increasing refinery margins, favorable crude oil and refinery feedstock purchase costs, and seasonal improvement in consumer demand for our products,” said Gary R. Heminger, chairman, president and chief executive officer. “We also are poised to benefit from our previously announced strategic actions as work remains on schedule to prepare the remaining assets slated for dropdown to MPLX and to complete the full and thorough review of Speedway.”

MPC’s Speedway segment contributed $135 million in segment income from operations as market conditions improved late in the quarter with strengthening gasoline and distillate demand adding to MPC’s optimism entering the summer driving season.

The Midstream segment, including MPLX, reported strong operational and financial results in the quarter, contributing $309 million in segment income from operations, an increase over last year which included growth in processing and fractionation activity in the Northeast and Southwest.

During the quarter, MPLX completed several organic growth projects and strategic transactions, including the acquisition of assets from MPC. Accordingly, MPLX updated its financial guidance for the year, including an increased organic growth capital forecast range of $1.8 billion to $2 billion, up from $1.4 billion to $1.7 billion. MPLX’s maintenance capital forecast increased $50 million to approximately $150 million. Approximately $100 million of this increase will result in a corresponding reduction to MPC’s capital spending forecast as the spending relates to the assets that were contributed to MPLX on March 1, 2017.

The strategic transactions completed in the quarter expanded MPLX’s midstream footprint with the acquisition of the Ozark pipeline; the purchase of a partial, indirect equity interest in the Bakken Pipeline system; the formation of a new joint venture to support the development of Antero Resources Corporation’s extensive Marcellus Shale acreage in West Virginia; and the continued build-out of infrastructure in connection with the Cornerstone Pipeline, which is expected to be completed in mid-2017.

In line with announced strategic actions, MPC completed the first of several planned dropdowns to MPLX. On March 1, MPC contributed certain terminal, pipeline and storage assets to MPLX for total consideration of $2 billion. Cash proceeds from the dropdown supported $420 million in share repurchases in March and will be part of the substantial ongoing return of capital outlined in the strategic plan.

“We look forward to the completion of the dropdowns and the exchange of our general partner economic interests for newly issued MPLX common units,” Heminger said. “These actions are designed to unlock the value inherent in our midstream platform and to provide the ongoing return of capital to shareholders in a manner consistent with maintaining an investment-grade credit profile.

“Additionally, a special committee of the board and its independent advisor expect to complete the ongoing review of Speedway by mid-2017. We are enthusiastic about the future for MPC and MPLX and remain focused on driving long-term value for our shareholders.”

Segment Results

Total income from operations was $292 million in the first quarter of 2017, compared with $75 million in the first quarter of 2016.

	Three Months Ended March 31
(In millions)	2017	2016
Income from Operations by Segment
Refining & Marketing(a)	$(70)	$(86)
Speedway	135	167
Midstream(a)	309	189
Items not allocated to segments:
Corporate and other unallocated items(a)	(82)	(65)
Pension settlement expenses	—	(1)
Impairments	—	(129)
Income from operations	$292	$75

(a)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective Jan. 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

Refining & Marketing
Refining & Marketing segment loss from operations was $70 million in the first quarter of 2017, compared with a loss of $86 million in the same quarter of 2016. The improvement was primarily due to a $1.78 per barrel increase in the gross margin offset by higher direct operating costs resulting from increased turnaround activity. The increase in gross margin resulted primarily from higher crack spreads and favorable changes in volumetric gains, offset by less favorable product price realizations as compared with the spot market reference prices. The Chicago and Gulf Coast Light Louisiana Sweet 6-3-2-1 blended crack spread increased $3.10 per barrel to $7.72 per barrel in the first quarter of 2017 from $4.62 per barrel in the first quarter of 2016.

Speedway
Speedway segment income from operations was $135 million in the first quarter of 2017, compared with $167 million in the first quarter of 2016. The decrease in segment income was primarily due to the absence of a $24 million gain from the sale of a retail location in the first quarter of 2016 and lower light product and merchandise gross margin, partially offset by lower operating expenses. Speedway’s light product margin decreased to 15.66 cents per gallon in the first quarter of 2017 from 16.82 cents per gallon in the first quarter of 2016.

Midstream
Midstream segment income from operations, which includes MPLX as well as other related operations, was $309 million in the first quarter of 2017, compared with $189 million for the first quarter of 2016. The increase was primarily due to increased processing and fractionation activity and the earnings from equity investments in new and existing pipeline and marine operations. Comparability of the Midstream segment’s results to the first quarter of 2016 was also affected by the drop of certain terminal assets to MPLX during the quarter. These assets were considered a business effective April 1, 2016. As a result, no financial results are available for these assets prior to that date and the first quarter of 2016 does not reflect any results for these assets in the Midstream segment.

Items Not Allocated to Segments
Corporate and other unallocated expenses of $82 million in the first quarter of 2017 were $17 million higher than the first quarter of 2016 largely due to an increase in certain first-quarter employee benefit expenses along with less corporate costs allocated to the segments.
Impairments in the first quarter of 2016 reflect a $129 million non-cash goodwill impairment charge recorded by MPLX, MPC’s consolidated subsidiary. The impairment charge resulted from the effects of the continuing low commodity price environment at that time.

Strong Financial Position and Liquidity

During the first quarter, MPLX, MPC’s consolidated subsidiary, issued $2.25 billion in unsecured senior notes and used a significant portion of the net proceeds from this offering to fund the March 1 dropdown of assets from MPC. MPLX also opportunistically issued 4.2 million new common units through its at-the-market program and received net proceeds of approximately $148 million to fund its growth capital.

On March 31, 2017, the company had $1.9 billion of cash and cash equivalents, excluding MPLX’s cash and cash equivalents of $265 million, $2.5 billion available under a revolving credit agreement, $1 billion available under a 364-day bank revolving credit facility and approximately $750 million available under its $750 million trade receivables securitization facility. As noted above, the company used a portion of cash proceeds from the dropdown to support share repurchases of $420 million during March. During the quarter, MPC also repaid the remaining $200 million balance under the MPC Term Loan Agreement. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

Conference Call

At 9 a.m. EDT today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call by dialing 1-800-447-0521 (confirmation #44548078) or by visiting MPC's website at
http://www.marathonpetroleum.com and clicking on the “2017 First-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, May 11. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s third-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,500 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s second-largest convenience store chain, with approximately 2,730 convenience stores in 21 states. MPC owns, leases or has ownership interests in approximately 10,800 miles of crude and light product pipelines and more than 5,600 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in 55 gas processing plants, 14 NGL fractionation facilities and two condensate stabilization facilities. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC’s fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company’s distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Denice Myers (419) 421-2965
Doug Wendt (419) 421-2423

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (“MPC“) and MPLX LP (“MPLX”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX, including proposed strategic initiatives. You can identify forward-looking statements by words such as “anticipate,”" “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives, and other risks described below with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC’s Form 10-K or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31
(In millions, except per-share data)	2017	2016
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$16,288	$12,755
Income from equity method investments	57	22
Net gain on disposal of assets	5	25
Other income	43	28
Total revenues and other income	16,393	12,830
Costs and expenses:
Cost of revenues (excludes items below)	13,133	9,701
Purchases from related parties	122	107
Inventory market valuation adjustment	—	15
Consumer excise taxes	1,813	1,826
Impairment expense	—	129
Depreciation and amortization	536	490
Selling, general and administrative expenses	389	378
Other taxes	108	109
Total costs and expenses	16,101	12,755
Income from operations	292	75
Net interest and other financial income (costs)	(150)	(142)
Income (loss) before income taxes	142	(67)
Provision for income taxes	41	11
Net income (loss)	101	(78)
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—
Noncontrolling interests	55	(79)
Net income attributable to MPC	$30	$1

Per-share data
Basic:
Net income attributable to MPC per share	$0.06	$0.003
Weighted average shares:	525	529
Diluted:
Net income attributable to MPC per share	$0.06	$0.003
Weighted average shares:	530	531
Dividends paid	$0.36	$0.32

Supplemental Statistics (Unaudited)

	Three Months Ended March 31
(In millions)	2017	2016
Income from Operations by segment
Refining & Marketing(a)	$(70)	$(86)
Speedway	135	167
Midstream(a)	309	189
Items not allocated to segments:
Corporate and other unallocated items(a)	(82)	(65)
Pension settlement expenses	—	(1)
Impairments(b)	—	(129)
Income from operations	292	75
Net interest and other financial income (costs)	(150)	(142)
Income (loss) before income taxes	142	(67)
Provision for income taxes	41	11
Net income (loss)	101	(78)
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—
Noncontrolling interests	55	(79)
Net income attributable to MPC	$30	$1

Capital Expenditures and Investments
Refining & Marketing	$192	$243
Speedway	35	50
Midstream(c)	1,070	350
Corporate and Other(d)	28	41
Total	$1,325	$684

(a)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective January 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(b)	First-quarter 2016 relates to impairment of goodwill.

(c)	Includes $220 million for the acquisition of the Ozark pipeline and an investment of $500 million in MarEn Bakken related to the Bakken Pipeline system.

(d)	Includes capitalized interest of $12 million and $17 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2017	2016
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,085	2,158
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,070	2,148
R&M gross margin (dollars per barrel)(c)	$11.65	$9.87
Crude oil capacity utilization (percent)(d)	83	89
Refinery throughputs (mbpd):(e)
Crude oil refined	1,511	1,603
Other charge and blendstocks	197	171
Total	1,708	1,774
Sour crude oil throughput (percent)	67	61
WTI-priced crude oil throughput (percent)	15	18
Refined product yields (mbpd):(e)
Gasoline	867	899
Distillates	544	571
Propane	28	32
Feedstocks and special products	224	234
Heavy fuel oil	29	30
Asphalt	56	44
Total	1,748	1,810
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$3.10	$2.43
Depreciation and amortization	1.63	1.54
Other manufacturing(g)	4.72	4.14
Total	$9.45	$8.11
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(h)
Crude oil refined	850	991
Other charge and blendstocks	222	217
Total	1,072	1,208
Sour crude oil throughput (percent)	84	75
WTI-priced crude oil throughput (percent)	4	3
Refined product yields (mbpd):(h)
Gasoline	499	533
Distillates	309	375
Propane	21	25
Feedstocks and special products	243	280
Heavy fuel oil	18	18
Asphalt	14	8
Total	1,104	1,239
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$4.31	$2.62
Depreciation and amortization	1.35	1.17
Other manufacturing(g)	4.62	3.74
Total	$10.28	$7.53

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2017	2016
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(h)
Crude oil refined	661	612
Other charge and blendstocks	30	36
Total	691	648
Sour crude oil throughput (percent)	45	39
WTI-priced crude oil throughput (percent)	29	42
Refined product yields (mbpd):(h)
Gasoline	368	366
Distillates	235	196
Propane	8	9
Feedstocks and special products	35	34
Heavy fuel oil	11	12
Asphalt	42	36
Total	699	653
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$0.98	$1.76
Depreciation and amortization	1.93	2.03
Other manufacturing(g)	4.50	4.36
Total	$7.41	$8.15
Speedway Operating Statistics(i)
Convenience stores at period-end	2,731	2,771
Gasoline and distillate sales (millions of gallons)	1,393	1,483
Gasoline and distillate gross margin (dollars per gallon)(j)	$0.1566	$0.1682
Merchandise sales (in millions)	$1,127	$1,152
Merchandise gross margin (in millions)	$320	$330
Merchandise gross margin percent	28.4%	28.6%
Same store gasoline sales volume (period over period)	(1.0)%	1.0%
Same store merchandise sales (period over period)(k)	2.1%	3.1%
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(l)	2,888	2,818
Terminal throughput (mbpd)(m)	59,793	—
Gathering system throughput (million cubic feet per day)(n)	3,184	3,345
Natural gas processed (million cubic feet per day)(n)	6,132	5,636
C2 (ethane) + NGLs fractionated (mbpd)(n)	367	321

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail customers.

(b)	Includes intersegment sales.

(c)
Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs. Comparable prior period information for gross margin has been recast in connection with the contribution of certain pipeline assets to MPLX on March 1, 2017.

(d)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(e)	Excludes inter-refinery volumes of 55 mbpd and 82 mbpd for first quarter 2017 and 2016, respectively.

(f)	Per barrel of total refinery throughputs.

(g)	Includes utilities, labor, routine maintenance and other operating costs.

(h)	Includes inter-refinery transfer volumes.

(i)
First quarter 2017 operating statistics do not reflect any information for the 41 travel centers contributed to PFJ Southeast, whereas they are reflected in the first quarter 2016 operating statistics.

(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Excludes cigarettes.

(l)	Includes common-carrier pipelines and private pipelines contributed to MPLX, excluding equity method investments.

(m)	Includes the results of the terminal assets contributed to MPLX from the date the assets became a business, April 1, 2016.

(n)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended March 31
(In millions)	2017	2016
Segment EBITDA(a)
Refining & Marketing(b)	$197	$187
Speedway	199	230
Midstream(b)	500	329
Total Segment EBITDA(a)	896	746
Total segment depreciation & amortization	(522)	(476)
Items not allocated to segments(b)(c)	(82)	(195)
Income from operations	292	75
Net interest and other financial income (costs)	(150)	(142)
Income (loss) before income taxes	142	(67)
Income tax provision	41	11
Net income (loss)	101	(78)
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—
Noncontrolling interests	55	(79)
Net income attributable to MPC	$30	$1

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective January 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(c)	The three months ended March 31, 2016 includes an impairment charge of $129 million.

Select Financial Data (Unaudited)

(In millions)	March 31 2017	December 31 2016
Cash and cash equivalents	$2,167	$887
MPLX debt	6,655	4,423
Total consolidated debt	12,598	10,572
Redeemable noncontrolling interest	1,000	1,000
Equity	19,797	20,203
Debt-to-total-capital ratio (percent)	38	33
Shares outstanding	519	528

Cash provided from operations (quarter ended)	$1,113	$993